Exhibit 32

CEO/CFO Certification Pursuant to § 906 of the

Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

The undersigned, as the Chairman of the Board and President of Bank Building Corporation, certifies that, to the best of his knowledge and belief, the Quarterly Report on Form 10-QSB for the period ended March 31, 2007, which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Bank Building Corporation at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose. The undersigned expressly disclaims any obligation to update the foregoing certification except as required by law.

DATE: May 14, 2007	/s/ Worth Harris Carter, Jr.
Worth Harris Carter, Jr. Chairman of the Board and President (principal executive, principal financial, and principal accounting officer)